                                    EXHIBIT 4
                                    ---------

                                    Rights Plan dated as of October 9, 1998
                                    adopted by the Board of Directors of Ariel
                                    Corporation (the "Company").

Statement of Board Action
-------------------------

         The Board of Directors (the "Board") of the Company has authorized and declared a dividend of one Right (as hereinafter defined) for each share of Common Stock, par value $.001 per share, of the Company (the "Common Stock") outstanding at Close of Business (as hereinafter defined) on the date hereof (the "Effective Date") and one Right (as such number may hereafter be adjusted pursuant to this Plan) with respect to each share of Common Stock that becomes outstanding between the Effective Date and the earliest of the Distribution Date, Redemption Date and Expiration Date (as such terms are hereinafter defined) provided that Rights may be issued with respect to Common Stock that becomes outstanding after the Distribution Date and prior to the earlier of the Redemption Date and Expiration Date. Each Right initially represents the right to purchase one one-hundredth (1/100th) of a share of Series A Preferred Stock, par $.001 per share, of the Company (the "Preferred Shares"), having the powers, rights and preferences set forth in the Certificate of Designation attached as Exhibit A.

         The Plan shall consist of the following:


         1. Certain Definitions. For purposes of this Plan, the following terms have the meanings indicated:

         "Acquiring Person" means any Person who, alone or together with all Affiliates of such person, shall be the Beneficial Owner of more thant 15% of the Common Shares outstanding as of such time. "Acquiring Person" shall not include (a) the Company, any employee benefit plan of the Company or any Person holding Common Shares under any such employee benefit plan, (b) any Person who alone or together with one or more of its Affiliates becomes such pursuant to a Qualifying Offer (c) subject to the following sentence, any Person who becomes such solely as the result of a change in the number of Common Shares outstanding since the most recent preceding date on which such Person acquired Beneficial Ownership of any Common Shares, (d) subject to the following sentence, any Person who the Board determines became such solely as the result of the acquisition by such Person if such acquisition was made in the good faith belief that such acquisition would not cause either the number of Common Shares Beneficially Owned to exceed 15% of the Common Shares outstanding at the time of such acquisition or otherwise cause a Distribution Date or the adjustment provided in Section 11(a) to occur and such good faith belief is based upon inaccurate information contained in publicly filed reports or documents of the Company, (e) subject to the following sentence, any Person who becomes such solely as the result of the acquisition of Beneficial Ownership of any Common Shares by any of such Person's Affiliates who are not Controlled Related Parties of such Person or (f) subject to the following sentence, any Person who becomes such solely as the result of any transaction or event pursuant to which any Person who Beneficially Owns any Common Shares and was not previously an Affiliate of such Person becomes an Affiliate of such Person. In the case of any of clauses (c) through (f), a Person shall not be considered an Acquiring Person if the percentage of Common Shares outstanding represented by the number of Common Shares Beneficially Owned by such Person is reduced to less than 15% within the applicable cure period, which shall be the period commencing on the date that such Person becomes aware that the number of Common Shares Beneficially Owned is or exceeds 15% of the Common Shares outstanding and ending upon the Close of Business on the fifth Business Day thereafter.

         "Affiliate" has the meaning ascribed to "Affiliate" or "Associate" in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the Effective Date.

         A Person, other than an underwriter, shall be deemed the "Beneficial Owner" of, and shall be deemed to "Beneficially Own", and shall be deemed to have "Beneficial Ownership" of Common Shares:

                  (a) so owned within the meaning of Rule 13d-3 of the General Rules and Regulations under the Exchange Act;

                  (b) that such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights (other than the Rights), warrants or options, or otherwise, but excluding pursuant to tender offer;

                  (c) the right to vote pursuant to any agreement, arrangement or understanding unless such right to vote arises solely from a revocable proxy and such Beneficial Ownership is not then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report);

                  (d) which are Beneficially Owned, directly or indirectly, by any other Person with which such Person has any agreement, arrangement or understanding to acquire, hold, vote or dispose of any Common Shares, any other securities of the Company generally entitled to vote together with the Common Shares or any rights, warrants, options or other securities exercisable or exchangeable for, or convertible into, Common Shares or other securities of the Company generally entitled to vote together with the Common Shares; or

                  (e) in the number of other securities of the Company (whether or not convertible into or exchangeable for Common Shares) such Person is generally entitled to vote together with Common Shares.

         "Book Value", when used with reference to Common Shares issued by any Person, means the amount of equity of such Person applicable to each Common Share, determined (a) in accordance with generally accepted accounting principles in effect on the date as of which such Book Value is to be determined, (b) using all the consolidated assets and all the consolidated liabilities of such Person on the date as of which such Book Value is to be determined, except that no value shall be included in such assets for goodwill arising from consummation of a Business Combination, and (c) after giving effect to (i) the exercise of all rights, options and warrants to purchase such Common Shares (other than the Rights), and the conversion of all securities convertible into such Common Shares, at an exercise or conversion price, per Common Share, which is less than such Book Value before giving effect to such exercise or conversion (whether or not exercisability or convertibility is conditioned upon occurrence of a future event), (ii) all dividends and other distributions on the capital stock of such Person declared prior to the date as of which such Book Value is to be determined and to be paid or made after such date, and (iii) any other agreement, arrangement or understanding or transaction or other action prior to the date as of which such Book Value is to be determined which would have the effect of thereafter reducing such Book Value.

         "Business Combination" has the meaning set forth in Section 11(c).

         "Business Day" means each weekday other than legal holidays.

         "Certificate of Designation" means the Certificate of Designation of Series A Preferred Stock setting forth the powers, preferences, rights, qualifications, limitations and restrictions of such series of Preferred Stock of the Company, a copy of which is attached as Exhibit A.

         "Close of Business" on any given date means 5:00 p.m., Eastern Standard Time on such date provided, that if such date is not a Business Day, "Close of Business" shall mean 5:00 p.m., Eastern Standard Time, on the next succeeding Business Day.

         "Common Shares", when used with reference to the Company prior to a Business Combination, means Common Stock of the Company or any other capital stock of the Company into which Common Stock shall be reclassified or changed and, when used with reference to any Person other than the Company prior to a Business Combination, means shares of capital stock of such Person (if such Person is a corporation) or units of equity interests in such Person (if such Person is not a corporation) the terms of which do not limit the amount distributable upon any liquidation, dissolution or winding up of such Person.

         "Common Shares outstanding" or "outstanding Common Shares" means the number of securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such Person would be deemed to Beneficially Own hereunder.

         "Company" has the meaning set forth in the heading of this Plan, and if there is a Business Combination, has the meaning set forth in Section 11(e).

         "Control" with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, by or through stock ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or understanding with one or more other Persons by or through stock ownership, agency or otherwise.

         "Controlled Related Party" means, when used with respect to any specified Person, each Affiliate of such Person if such Person possesses, directly or indirectly, by or through stock ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or understanding with one or more other persons, the power to direct decisions regarding the acquisition, disposition or voting by such Affiliate of Common Shares or rights to acquire or vote Common Shares.

         "Distribution Date" has the meaning set forth in Section 3(b).

         "Exchange Act" means the Securities Exchange Act of 1934, as in effect on the date in question, unless otherwise specifically provided.

         "Exchange Consideration" has the meaning set forth in Section 11(b).

                  "Expiration Date" means the Close of Business, ten years from the Effective Date.

         "Major Part", when used with reference to the assets of the Company and its Subsidiaries, means assets (a) having a fair market value aggregating 50% or more of the total fair market value of all the assets of the Company and its Subsidiaries (b) accounting for 50% or more of the total value (net of depreciation and amortization) of all the assets of the Company and its Subsidiaries as would be shown on a consolidated or combined balance sheet of the Company and its Subsidiaries as of the date in question, prepared in accordance with generally accepted accounting principles then in effect, or (c) accounting for 50% or more of the total amount of earnings before interest, taxes, depreciation and amortization or revenues of the Company and its Subsidiaries as would be shown on, or derived from, a consolidated or combined statement of income of the Company and its Subsidiaries for the period of 12 months ending on the last day of the Company's monthly accounting period next preceding the date in question, prepared in accordance with generally accepted accounting principles then in effect.

         "Market Value", when used with reference to Common Shares on any date, is deemed to be the average of the daily closing prices, per share, of such Common Shares for the period which is the shorter of (a) 30 consecutive Trading Days immediately prior to the date in question

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or (b) the number of consecutive Trading Days commencing on the Trading Day immediately after the date of the first public announcement of the event requiring a determination of the Market Value and ending on the Trading Day immediately prior to the record date of such event provided, that if the Market Value of such Common Shares is to be determined in whole or in part during a period following the announcement by the issuer of such Common Shares of any action of the type described in Section 12(a) that would require an adjustment thereunder, then the Market Value of such Common Shares shall be appropriately adjusted to reflect the effect of such action on the market price of such Common Shares. The closing price for each Trading Day is the closing price quoted on the composite tape for securities listed on the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") or such other system then in use, or if no such quotations are available, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such securities selected by the Board. If on any such Trading Day no market maker is making a market in such securities, the closing price of such securities on such Trading Day shall be deemed to be the fair value of such securities as determined in good faith by the Board provided, that for the purpose of determining the closing price of the Preferred Shares for any Trading Day on which there is no such market maker for the Preferred Shares the closing price on such Trading Day shall be deemed to be the Formula Number (as defined in the Certificate of Designation) times the closing price of the Common Shares of the Company on such Trading Day.

         "Person" means an individual or a corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

         "Preferred Shares" has the meaning set forth in the first full paragraph of this Plan. Any reference in this Plan to Preferred Shares shall be deemed to include any authorized fraction of a Preferred Share, unless the context otherwise requires.

         "Principal Party" means the Surviving Person in a Business Combination provided, that if such Surviving Person is a direct or indirect Subsidiary of any other Person, "Principal Party" means the Person which is the ultimate parent of such Surviving Person and which is not itself a Subsidiary of another Person. If ultimate control of such Surviving Person is shared by two or more Persons, "Principal Party" means that Person that is immediately controlled by such two or more Persons.

         "Purchase Price" with respect to each Right means $25, as such amount may from time to time be adjusted as provided herein.

         "Qualifying Offer" means an acquisition of shares of Common Stock pursuant to a tender offer or an exchange offer for all outstanding shares of Common Stock at a price and on terms determined by a majority of the disinterested members of the Board after receiving advice from one or more investment banking firms, to be (a) fair to stockholders and (b) otherwise in the best interests of the Company and its stockholders.

         "Redemption Date" has the meaning set forth in Section 24(a).

         "Redemption Price" with respect to each Right means $.01, as such amount may from time to time be adjusted in accordance with Section 12.

         "Registered Common Shares" means Common Shares which are, as of the date of consummation of a Business Combination, and have continuously been for the 12 months immediately preceding such date, registered under the Exchange Act.

         "Right Certificate" means a certificate evidencing a Right in substantially the form attached as Exhibit B.

         "Rights" means the rights to purchase Preferred Shares (or other securities) as provided in this Plan.

         "Rights Agent" means, initially, Continental Stock Transfer and Trust Co. and, thereafter, its successor in accordance with this Plan.

         "Securities Act" shall mean the Securities Act of 1933, as in effect on the date in question, unless otherwise specifically provided.

         "Subsidiary" means a Person, at least a majority of the total outstanding voting power (being the power under ordinary circumstances, and not merely upon the happening of a contingency to vote in the election of directors of such Person, if such Person is a corporation, or to participate in the management and control of such Person if such Person is not a corporation) of which is owned, directly or indirectly, by another Person or by one or more of its Subsidiaries.

         "Surviving Person" means (a) the Person which is the continuing or surviving Person in a consolidation or merger specified in Section 11(c)(i) or 11(c)(ii) or (b) the Person to which the Major Part of the assets of the Company and its Subsidiaries is sold, leased, exchanged or otherwise transferred or disposed of in a transaction specified in Section 11(c)(iii); provided, that if the Major Part of the assets of the Company and its Subsidiaries is sold, leased, exchanged or otherwise transferred or disposed of in one or more related transactions specified in Section 11(c)(iii) to more than one Person, the "Surviving Person" in such case means the Person that acquired assets of the Company and/or its Subsidiaries with the greatest fair market value in such transaction or transactions.

         "Trading Day" means a day on which the principal national securities exchange (or recognized foreign stock exchange, as the case may be) on which any securities or Rights, as the case may be, are listed or admitted to trading is open for the transaction of business or, if the securities or Rights in question are not listed or admitted to trading on any national securities exchange (or recognized foreign stock exchange, as the case may be), a Business Day.

         2. Appointment of Rights Agent. The Company hereby appoints Continental Stock Transfer and Trust Co. as Rights Agent to act as agent for the Company in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint one or more co-Rights Agents as it may deem necessary or desirable (the term "Rights Agent" being used herein to refer, collectively, to Continental Stock Transfer and Trust Co., as Rights Agent, together with any such co-Rights Agents). In the event the Company appoints one or more co-Rights Agents, the respective duties of the Rights Agent and any co-Rights Agents shall be as the Company shall determine.

         3. Issue of Rights and Right Certificates. (a) One Right shall be associated with each Common Share outstanding on the Effective Date, each additional Common Share that becomes outstanding between the Effective Date and the earliest of the Distribution Date, the Redemption Date and the Expiration Date and each additional Common Share with which Rights are issued after the Distribution Date but prior to the earlier of the Redemption Date and the Expiration Date as set forth in Section 23 provided, that if the number of outstanding Rights are combined into a smaller number of outstanding Rights pursuant to Section 12(a) the appropriate fractional Right determined pursuant to such Section shall thereafter be associated with each such Common Share.

                  (b) Until the earlier of (i) such time as the Company learns that a Person has become an Acquiring Person and (ii) the Close of Business on such date, if any, designated by the Board following the commencement of, or public disclosure of an intent to commence, a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Person holding Common Shares under any such employee benefit plan) and other than a Qualifying Offer for outstanding Common Shares, if upon consummation of such tender or exchange offer such Person could be the Beneficial Owner of more than 15% of the outstanding Common Shares (the Close of Business on the earlier of such dates being the "Distribution Date"),
(x) the Rights shall be evidenced by the certificates for Common Shares registered in the names of the holders thereof and not by separate Right Certificates and (y) the Rights including the right to receive Right Certificates shall be transferable only in connection with the transfer of Common Shares. As soon as practicable after the Distribution Date, the Rights Agent shall send to each record holder of Common Shares as of the Distribution Date, at the address of such holder shown on the records of the Company, a Right Certificate evidencing one Right for each Common Share (or for the number of Common Shares with which one whole Right is then associated if the number of Rights per Common Share held by such record holder has been adjusted in accordance with Section 12(a). If the number of Rights associated with each Common Share has been adjusted in accordance with Section 12(a), at the time of distribution of the Right Certificates the Company may make appropriate rounding adjustments so that Right Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Right in accordance with Section 15(a).

         (c) Certificates issued for Common Shares after the Effective Date (including upon transfer or exchange of outstanding Common Shares), but prior to the earliest of the Distribution Date, Redemption Date and Expiration Date, may be issued with the following or similar legend (provided that the omission of a legend shall not affect the enforceability of any part of this Plan or the rights of any holder of Rights):

                  This certificate also evidences and entitles the holder hereof to certain "Rights" as set forth in a Rights Plan dated as of October 9, 1998, as amended from time to time (the "Plan"), adopted by the Board of Directors of Ariel Corporation (the "Company"), the terms of which are hereby incorporated by reference and a copy of which is on file at the principal executive offices of the Company. Under certain circumstances, as set forth in the Plan, such Rights shall be evidenced by separate certificates and shall no longer be evidenced by this certificate. The Rights Agent (set forth in the Plan) shall mail to the holder of this certificate a copy of the Plan without charge after receipt of a written request therefor. Rights Beneficially Owned by Acquiring Persons or their Affiliates (as such terms are defined in the Plan) and by any subsequent holder of such Rights are null and void and nontransferable.

         4. Form of Right Certificates. The Right Certificates shall be in substantially the form set forth as Exhibit B and may have such marks of identification or designation and such legends, summaries or endorsements printed thereon not inconsistent with this Plan as the Company may deem appropriate, or as may be required to comply with any applicable law, rule or regulation including any rule or regulation of any stock exchange on which the Rights may be listed. Subject to Sections 7, 11 and 23, the Right Certificates shall be dated as of the Distribution Date and on their face shall entitle the holders thereof to purchase such number of Preferred Shares as shall be set forth therein for the Purchase Price set forth therein subject to adjustment as provided herein.

         5. Execution and Registration. (a) The Right Certificates shall be executed on behalf of the Company by authorized officers. The Right Certificates shall be manually countersigned by the Rights Agent and shall not be valid or obligatory for any purpose unless so countersigned. If any officer who has signed ceases to be such an officer of the Company before issuance and delivery by the Company, such Right Certificates may nevertheless be issued and delivered by the Company with the same force and effect as though the person who signed such Right Certificates had not ceased to be such an officer of the Company.

                  (b) Following the Distribution Date, the Rights Agent shall keep or cause to be kept at its principal office books for registration and transfer of the Right Certificates issued hereunder. Such books shall show the names and addresses of the respective holders of the Right Certificates, the number of Rights evidenced by each of the Right Certificates, the certificate number of each of the Right Certificates and the date of each of the Right Certificates.

         6. Transfer, Division, Combination and Exchange of Right Certificates; Mutilated, Destroyed, Lost or Stolen Right Certificates; Uncertificated Rights.
(a) A registered holder desiring to transfer, divide, combine or exchange a Right Certificate shall make and deliver such request in writing delivered to the Rights Agent and surrender the Right Certificate to be transferred, divided, combined or exchanged at the principal office of the Rights Agent provided that the Rights shall remain non-detachable from the Common Shares and shall automatically trade only with such Common Shares prior to the Distribution Date, and provided further that neither the Company nor the Rights Agent shall be obligated to take any such action until the registered holder completes and signs an appropriate stock power or form of assignment in respect of such Right Certificate and provides such additional evidence of identity as the Company reasonably requests. Thereupon the Rights Agent shall, subject to Sections 7(e) and 15, deliver to the Person entitled thereto a Right Certificate as so requested. The Company may require payment to cover any tax or governmental charge imposed in connection therewith.

                  (b) Upon receipt by the Company and the Rights Agent of satisfactory evidence of the loss, theft, destruction or mutilation of a Right Certificate and, in case of loss, theft or destruction, upon receipt of satisfactory security and reimbursement to the Company and the Rights Agent of all reasonable expenses incidental thereto, and, in the case of mutilation, cancellation of the Right Certificate, the Rights Agent shall make a Right Certificate of like tenor and deliver such new Right Certificate to the registered owner in lieu of the Right Certificate so lost, stolen, destroyed or mutilated.

                  (c) Notwithstanding any other provision hereof, the Company and the Rights Agent may amend this Plan to provide for uncertificated Rights in addition to or in place of Rights evidenced by Right Certificates.

         7. Exercise of Rights; Expiration Date of Rights. (a) Subject to Sections 7(e) and 11 and as otherwise provided herein each Right shall entitle the registered holder, upon exercise thereof, to purchase for the Purchase Price, at any time after the Distribution Date and prior to the earlier of the
(i) Expiration Date and (ii) Redemption Date (the "Exercise Period") one one-hundredth (1/100th) of a Preferred Share, subject to adjustment from time to time as provided therein.

                  (b) The registered holder of a Right Certificate may exercise the Rights evidenced thereby in whole or in part during the Exercise Period upon surrender of the Right Certificate, with the form of election duly executed, to the Rights Agent at its principal office, together with payment of the Purchase Price for each one one-hundredth (1/100th) of a Preferred Share as to which the Rights are exercised.

                  (c) Upon receipt of a Right Certificate with the form of election to purchase duly executed, accompanied by payment of the Purchase Price for the Preferred Shares to be purchased, together with an amount equal to any applicable transfer tax, in immediately available funds, the Rights Agent shall thereupon (i) either promptly requisition from any transfer agent of the Preferred Shares certificates for the number of Preferred Shares to be purchased or, if the Company elects to deposit the Preferred Shares with a depository agent, under a depository arrangement promptly requisition from the depository agent depository receipts representing the number of Preferred Shares to be purchased, (ii) when appropriate, arrange for cash to be paid in lieu of fractional shares in accordance with Section 15, (iii) promptly after receipt of such certificates or depository receipts, cause the same to be delivered to the order of the registered holder of such Right Certificate and (iv) when appropriate, after receipt promptly deliver such cash to the order of the registered holder of such Right Certificate.

                  (d) If the registered holder of a Right Certificate exercises fewer than all the Rights evidenced thereby, a new Right Certificate evidencing the unexercised Rights shall be issued by the Rights Agent and delivered to the registered holder.

                  (e) Any Rights Beneficially Owned by an Acquiring Person or any Affiliate of an Acquiring Person shall be null and void and nontransferable, and any holder of any such Right (including any purported transferee or subsequent holder) shall not have any right to exercise or transfer any such Right.

                  (f) The Company may temporarily suspend for up to 90 days after the Distribution Date (or such extended period necessary to respond to comments of the Securities and Exchange Commission) the exercisability of the Rights in order to prepare and file a registration statement under the Securities Act with respect to the Preferred Shares purchasable upon exercise of the Rights and permit such registration statement to become effective provided that no such suspension shall remain effective after, and the Rights shall without any further action by the Company or any other Person become exercisable immediately upon, the effectiveness of such registration statement. Upon any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended and shall issue a further public announcement at such time as the suspension is no longer in effect.

                  (g) Notwithstanding any provision herein to the contrary, the Rights shall not be exercisable in any jurisdiction if any requisite qualification or exemption under such jurisdiction's blue sky or securities laws has not been obtained or is not available or the exercise of the Rights is not permitted under applicable law.

         8. Cancellation and Destruction of Right Certificates. All Right Certificates surrendered or presented for the purpose of exercise, transfer, division, combination or exchange shall, and any Right Certificate representing Rights that have become null and void and nontransferable pursuant to Section 7(e) surrendered or presented for any purpose shall, if surrendered or presented to the Rights Agent, be in canceled form and no Right Certificates shall be issued in lieu thereof except pursuant to this Plan. The Rights Agent shall cancel and retire and may destroy any Right Certificate purchased or acquired by the Company.

         9. Reservation and Availability of Preferred Shares. (a) The Company shall (i) cause to be reserved and kept available out of its authorized and unissued Preferred Shares or any authorized and issued Preferred Shares held in its treasury a number of Preferred Shares sufficient to permit the exercise in full of all outstanding Rights or (ii) take all such reasonable action to permit such exercise or exchange of Rights pursuant to Section 11 provided that the Company may in lieu of seeking any such authorization (x) upon surrender of a Right, pay cash equal to the Purchase Price in lieu of issuing Preferred Shares and requiring payment therefor, or (y) upon due exercise of a Right and payment of the Purchase Price, issue equity securities having a value equal to the value of the Preferred Shares that otherwise would have been issuable pursuant to
Section 11 or (z) upon due exercise of a Right and payment of the Purchase Price, distribute any one or a combination of Preferred Shares, cash or other equity or debt securities having an aggregate value equal to the value of the Preferred Shares that otherwise would have been issuable pursuant to Section 11. To the extent that any legal or contractual restrictions prevent the Company from paying the full amount payable in accordance with the foregoing sentence, the Company shall pay to holders of the Rights as to which such payments are being made all amounts that are not then restricted on a pro rata basis as such payments become permissible under such legal or contractual restrictions until such payments have been paid in full.

                  (b) In the event there are not sufficient Preferred Shares issued but not outstanding or authorized to permit the exercise or exchange of Rights in accordance with Section 11, the Company shall take all such action as may be necessary to authorize additional Preferred Shares for issuance upon the exercise or exchange of Rights pursuant to Section 11 provided that if the Company is unable to cause the authorization of additional Preferred Shares, then the Company shall, or in lieu of seeking any such authorization, the Company may, to the extent necessary and permitted by applicable law and any agreements or instruments in effect prior to the Distribution Date to which it is a party, (i) upon surrender of a Right, pay cash equal to the Purchase Price in lieu of issuing Preferred Shares and requiring payment therefor, (ii) upon due exercise of a Right and payment of the Purchase Price for each Preferred Share as to which such Right is exercised, issue equity securities having a value equal to the value of the Preferred Shares which otherwise would have been issuable pursuant to Section 11, which value shall be determined by an investment banking firm selected by the Board or (iii) upon due exercise of a Right and payment of the Purchase Price for each Preferred Share as to which such Right is exercised, distribute a combination of Preferred Shares, cash and/or other equity and/or debt securities having an aggregate value equal to the value of the Preferred Shares which otherwise would have been issuable pursuant to Section 11, which value shall be determined by a nationally recognized investment banking form selected by the Board. To the extent that any legal or contractual restrictions (pursuant to agreements or instruments in effect prior to the Distribution Date to which it is a party) prevent the Company from paying the full amount payable in accordance with the foregoing sentence, the Company shall pay holders of the Rights as to which such payments are being made all amounts which are not then restricted on a pro rata basis as such payments become permissible under such legal or contractual restrictions until such payments have been paid in full.

                  (c) The Company shall take all such action as may be reasonable and necessary to ensure that all Preferred Shares delivered upon exercise or exchange of Rights shall, at the time of delivery of the certificates for such Preferred Shares (subject to payment of the Purchase Price), be duly and validly authorized and issued and fully paid and nonassessable.

         10. Preferred Shares Record Date. Each Person in whose name any certificate for Preferred Shares or Common Shares or other securities is issued upon the exercise or exchange of Rights shall for all purposes be deemed to have become the holder of record of the Preferred Shares or Common Shares or other securities, as the case may be, represented thereby on, and such certificate shall be dated, the date upon which the Right Certificate evidencing such Rights was duly surrendered and payment of any Purchase Price (and any applicable transfer taxes) was made provided that if the date of such surrender and payment is a date upon which the transfer books of the Company for the Preferred Shares or Common Shares or other securities, as the case may be, are closed, such Person shall be deemed to have become the record holder of such Preferred Shares or Common Shares or other securities, as the case may be, on, and such certificate shall be dated, the next succeeding Business Day on which the transfer books of the Company for the Preferred Shares or Common Shares or other securities, as the case may be, are open. Notwithstanding anything contained herein Rights holders shall not be deemed or have rights as or conferred on stockholders of the Company.

         11. Adjustments in Rights After There is an Acquiring Person; Exchange of Rights for Shares; Business Combinations. (a) Upon a Person becoming an Acquiring Person, provision shall be made so that each holder of a Right, except as provided in Section 7(e), shall thereafter have a right to receive, upon exercise thereof for the Purchase Price in accordance with this Plan, such number of one one-hundredth (1/100th) of a Preferred Share equal to the product obtained by multiplying the Purchase Price by a fraction, the numerator of which is the number of one one-hundredth (1/100th) of a Preferred Share for which a Right is then exercisable and the denominator of which is 50% of the Market Value of the Common Shares on the date a Person becomes an Acquiring Person. As soon as practicable after a Person becomes an Acquiring Person (provided the Company does not elect to make the exchange permitted by Section 11(b) for all outstanding Rights), the Company shall use its best efforts to (i) prepare and file a registration statement under the Securities Act, on an appropriate form, with respect to the Preferred Shares purchasable upon exercise of the Rights,
(ii) cause such registration statement to become effective as soon as practicable after such filing, (iii) cause such registration statement to remain effective until the Expiration Date and (iv) qualify or register the Preferred Shares purchasable upon exercise of the Rights under any applicable blue sky or securities laws.

                  (b) The Board may, at any time after a Person becomes an Acquiring Person, exchange all or part of the then outstanding and exercisable Rights (excluding Rights null and void pursuant to Section 7(e)) for consideration per Right consisting of one-half of the securities that would be issuable at such time upon the exercise of one Right in accordance with Section 12(a) or, if applicable, Section 9(b) (the consideration issuable per Right pursuant to this Section 11(b) being the "Exchange Consideration"). The Board may issue, in substitution for Preferred Shares, Common Shares in an amount per Preferred Share equal to the Formula Number (as defined in the Certificate of Designation) if there are sufficient Common Shares issued but not outstanding or authorized but unissued. If the Board elects to exchange all the Rights for Exchange Consideration pursuant to this Section 11(b) prior to distribution of the Rights Certificates, the Company may distribute the Exchange Consideration in lieu of distributing Right Certificates, in which case for purposes of this Plan holders of Rights shall be deemed to have simultaneously received and surrendered for exchange Right Certificates on the date of such distribution. Any action of the Board ordering the exchange of any Rights pursuant to this
Section 11(b) shall be irrevocable and, immediately upon the taking of such action and without any further action and without any notice, the right to exercise any such Right pursuant to Section 11(a) shall terminate and the only right thereafter of a holder of such Right shall be to receive the Exchange Consideration in exchange for each such Right held by such holder. The Company shall promptly give public notice of any such exchange provided that the failure to give, or any defect in, such notice shall not affect the validity of such exchange. The Company shall promptly give notice of any such exchange to all holders of such Rights. Any notice that is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of exchange shall state the method by which the exchange of the Rights for the Exchange Consideration shall be effected and, in the event of any partial exchange, the number of Rights to be exchanged.

                  (c) If, following a Distribution Date, directly or indirectly, any transactions specified in any one of the following clauses (i), (ii) or
(iii) of this Section 11(c) (each such transaction being a "Business Combination") shall be consummated (i) the Company consolidates with, or merges with and into, any Acquiring Person or Affiliate thereof, (ii) any Acquiring Person or Affiliate thereof merges with and into the Company and, in connection with such merger, all or part of the Common Shares are changed into or exchanged for capital stock or other securities of the Company or of any Acquiring Person or Affiliate thereof or cash or any other property or (iii) the Company or any of its Subsidiaries sells, leases, exchanges or otherwise transfers or disposes of, in one or more transactions, the Major Part of the assets of the Company and its Subsidiaries to any Acquiring Person or any Affiliate thereof, provision shall be made so that each holder of a Right, except as provided in Section 7(e), shall thereafter have the right to receive, upon the exercise thereof for the Purchase Price in accordance with this Plan, the securities specified below or, at such holder's option, the securities specified in Section 11(a):

                                  (A) If the Principal Party in such Business
Combination has Registered Common Shares outstanding, each Right shall thereafter represent the right to receive, upon the exercise thereof for the Purchase Price in accordance with this Plan, such number of Registered Common Shares of such Principal Party, free and clear of all liens, with an aggregate Market Value equal to the result obtained by multiplying the Purchase Price by two;

                                  (B) If the Principal Party involved in such
Business Combination does not have Registered Common Shares outstanding, each Right shall thereafter represent the right to receive, upon the exercise thereof for the Purchase Price in accordance with this Plan, at the election of the holder of such Right at the time of the exercise thereof, any of (x) such number of Common Shares of the Surviving Person in such Business Combination with an aggregate Book Value immediately after giving effect to such Business Combination equal to the result obtained by multiplying the Purchase Price by two, (y) such number of Common Shares of the Principal Party in such Business Combination (if the Principal Party is not also the Surviving Person in such Business Combination) as shall have an aggregate Book Value immediately after giving effect to such Business Combination equal to the result obtained by multiplying the Purchase Price by two or (z) if the Principal Party in such Business Combination is an Affiliate of one or more Persons which has Registered Common Shares outstanding, such number of Registered Common Shares of whichever of such Affiliates of the Principal Party has Registered Common Shares with the greatest aggregate Market Value on the date of consummation of such Business Combination as shall have an aggregate Market Value on the date of such Business Combination equal to the result obtained by multiplying the Purchase Price by two.

                  (d) The Company shall not consummate any Business Combination unless each issuer of Common Shares for which Rights may be exercised, as set forth in this Section 11(d), has sufficient authorized Common Shares that have not been issued or reserved for issuance (and which, when issued upon exercise thereof in accordance with this Plan, shall be validly issued, fully paid and nonassessable and free of preemptive rights, rights of first refusal or any other restrictions or limitations on the transfer or ownership thereof) to permit the exercise in full of the Rights in accordance with this Section 11(d) and unless prior thereto:

                                  (i) a registration statement under the
Securities Act on an appropriate form, with respect to the Rights and the Common Shares of such issuer purchasable upon exercise of the Rights, shall be effective under the Securities Act; and

                                  (ii) the Company and each such issuer shall
have:

                                        (A) executed and delivered to the Rights
Agent a supplemental agreement providing for the assumption by such issuer of the obligations set forth in this Section 11(d) (including the obligation of such issuer to issue Common Shares upon the exercise of Rights in accordance with Sections 11(c) and 11(e)) and further providing that such issuer, at its own expense, shall use its best efforts to:

                                        (1) cause a registration statement under
the Securities Act with respect to the Rights and the Common Shares of such issuer purchasable upon exercise of the Rights, to remain effective until the Expiration Date;

                                        (2) qualify or register the Rights and
the Common Shares of such issuer purchasable upon exercise of the Rights under the blue sky or securities laws of such jurisdictions as may be appropriate; and

                                        (3) list the Rights and the Common
Shares of such issuer purchasable upon exercise of the Rights on each national securities exchange on which the Common Shares were listed prior to the consummation of the Business Combination or, if the Common Shares were not listed on a national securities exchange prior to the consummation of the Business Combination, on a national securities exchange;

                                  (B) furnished to the Rights Agent a written
opinion of independent counsel stating that such supplemental agreement is a valid, binding and enforceable agreement of such issuer; and

                                  (C) filed with the Rights Agent a certificate
of a nationally recognized firm of independent accountants setting forth the number of Common Shares of such issuer which may be purchased upon the exercise of each Right after the consummation of such Business Combination.

                  (e) After consummation of any Business Combination and subject to Section 11(d), (i) each issuer of Common Shares for which Rights may be exercised shall be liable for and shall assume by virtue of such Business Combination all the obligations and duties of the Company pursuant to this Plan,
(ii) the term "Company" shall thereafter be deemed to refer to such issuer,
(iii) each such issuer shall take such steps in connection with such consummation as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be, in relation to its Common Shares thereafter deliverable upon the exercise of the Rights and (iv) the number of Common Shares or Preferred Shares, as the case may be, of each such issuer thereafter receivable upon exercise of any Right shall be subject to adjustment in a manner and on terms as nearly equivalent as practicable to this Plan.

         12. Certain Adjustments. (a) To preserve the actual or potential economic value of the Rights, if at any time after the Effective Date there shall be any change in the Common Shares or the Preferred Shares, whether by reason of a stock dividend, stock split, recapitalization, merger, consolidation, combination or exchange of securities, split-up, split-off, spin-off, liquidation, other similar changes in capitalization, or any distribution or issuance of cash, assets, evidences of indebtedness or subscription rights, options or warrants to holders of Common Shares or Preferred Shares, as the case may be (other than distribution of the Rights or regular quarterly cash dividends) or otherwise, then the Board shall adjust the number of Preferred Shares (or the number and kind of other securities) issuable upon exercise of each Right, the Purchase Price and Redemption Price in effect at such time and the number of Rights outstanding at such time.

                  (b) If, as a result of an adjustment made pursuant to Section 12(a), the holder of any Right thereafter exercised shall become entitled to receive any securities other than Preferred Shares, thereafter the number of such securities so receivable upon exercise of any Right shall be subject to adjustment in a manner and on terms as nearly equivalent as practicable to this Plan.

                  (c) Irrespective of any adjustment or change in the Purchase Price or the number of Preferred Shares or number or kind of other securities issuable upon the exercise of the Rights, the Right Certificates therefore and thereafter issued may continue to express the terms which were expressed in the initial Right Certificates issued hereunder.

                  (d) In any case in which action taken pursuant to Section 12(a) requires that an adjustment be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event the issuing to the holder of any Right exercised after such record date the Preferred Shares or other securities, if any, issuable upon such exercise over and above the Preferred Shares or other securities, if any, issuable before giving effect to such adjustment provided that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional securities upon the occurrence of the event requiring such adjustment.

         13. Certificate of Adjustment. Whenever an adjustment is made as provided in Section 11 or 12, the Company shall (a) promptly prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment, (b) promptly file with the Rights Agent and with each transfer agent for the Preferred Shares a copy of such certificate and (c) mail a brief summary thereof to each holder of a Right Certificate (or, prior to the Distribution Date, of the Common Shares) in accordance with Section 29. The Rights Agent shall be fully protected in relying on any such certificate and on any adjustment therein contained.

         14. Additional Covenants. (a) Except as provided in Sections 7(e) and 15, no adjustment by the Company in the number of Preferred Shares issuable upon exercise of each Right shall be effective if such adjustment or other action is intended to or is reasonably foreseeable to materially reduce or limit the benefits the holders of the Rights would have had absent such adjustment or other action.

         15. Fractional Rights and Fractional Shares. (a) The Company may issue fractions of Rights or distribute Right Certificates which evidence fractional Rights. In lieu of such fractional Rights, the Company may pay to the registered holders of the Right Certificates an amount in cash equal to the same fraction of the current market value of a whole Right. For purposes of this Section 15(a), the current market value of a whole Right shall be the closing price of the Rights (as determined pursuant to the second and third sentences of the definition of Market Value contained in Section 1) for the Trading Day immediately prior to the date on which such fractional Rights would have been otherwise issuable.

                  (b) The Company may issue fractions of Preferred Shares upon exercise of the Rights or distribute certificates which evidence fractional Preferred Shares. In lieu of fractional Preferred Shares, the Company may elect to (i) utilize a depository arrangement as provided by the terms of the Preferred Shares or (ii) in the case of a fraction of a Preferred Share (other than one one-hundredth (1/100th) of a Preferred Share or any integral multiple thereof), pay to the registered holders of Right Certificates at the time such Rights are exercised as herein provided an amount in cash equal to the same fraction of the current market value of one Preferred Share, if any are outstanding and publicly traded (or the Formula Number times the current market value of one Common Share if the Preferred Shares are not outstanding and publicly traded). For purposes of this Section 15(b), the current market value of a Preferred Share or Common Share shall be the closing price of a Preferred Share or Common Share (as determined pursuant to the second and third sentences of the definition of Market Value contained in Section 1) for the Trading Day immediately prior to the date of such exercise. If, as a result of an adjustment made pursuant to Section 12(a), the holder of any Right thereafter exercised shall become entitled to receive any securities other than Preferred Shares, this Section 15(b) shall apply, as nearly as reasonably may be, on like terms to such other securities.

                  (c) The Company may issue fractions of Common Shares upon exchange of Rights pursuant to Section 11(b) or to distribute certificates which evidence fractional Common Shares. In lieu of such fractional Common Shares, the Company may pay to the registered holders of the Right Certificates with regard to which such fractional Common Shares would otherwise be issuable an amount in cash equal to the same fraction of the current Market Value of one Common Share as of the date on which a Person became an Acquiring Person.

                  (d) Each holder of Rights expressly waives such holder's right to receive any fractional Rights or any fractional shares upon exercise of a Right except as provided in this Section 15.

         16. Rights of Action. (a) All rights of action in respect of this Plan are vested in the respective registered holders of the Right Certificates (and, prior to the Distribution Date, the registered holders of the Common Shares) without the consent of the Rights Agent or of the holder of any other Right Certificate (or, prior to the Distribution Date, of the Common Shares) and any registered holder of any Right Certificate (or, prior to the Distribution Date, of the Common Shares) may enforce and institute and maintain any suit, action or proceeding against the Company to enforce, or otherwise act in respect of, his right to exercise the Rights evidenced by such Right Certificate in the manner provided in such Right Certificate and in this Plan. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Plan and shall be entitled to specific performance of the obligations of any Person under, and injunctive relief against actual or threatened violations of the obligations of any Person subject to, this Plan.

                  (b) Any holder of Rights who prevails in an action to enforce this Plan shall be entitled to recover the reasonable costs and expenses, including attorneys' fees, incurred in such action.

         17. Transfer and Ownership of Rights and Right Certificates. (a) Prior to the Distribution Date, the Rights shall be transferable only in connection with the transfer of the Common Shares.

                  (b) After the Distribution Date, the Right Certificates shall be transferable, subject to Section 7(e), if surrendered at the principal office of the Company, duly endorsed or accompanied by a proper instrument of transfer.

                  (c) The Company and the Rights Agent may deem and treat the Person in whose name a Right Certificate (or, prior to the Distribution Date, the associated Common Shares certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Right Certificates or the associated certificate for Common Shares made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary.

         18. Right Certificate Holder Not Deemed a Stockholder. No holder, as such, of any Right Certificate shall be entitled to vote or receive dividends or be deemed, for any purpose, the holder of the Preferred Shares or of any other securities of the Company which may at any time be issuable on the exercise of the Rights represented thereby, nor shall anything contained herein or in any Right Certificate be construed to confer upon the holder of any Right Certificate, as such, any of the rights of a stockholder of the Company, including, without limitation, any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, to give or withhold consent to any corporate action, to receive notice of meetings or other actions affecting stockholders, to receive dividends or other distributions or subscription rights, or otherwise, until the Right or Rights evidenced by such Right Certificate are exercised in accordance with the provisions hereof.

         19. Concerning the Rights Agent. (a) The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration and execution of this Rights Agreement and the exercise and performance of its duties hereunder.

                  (b) The Rights Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its administration of this Rights Agreement in reliance upon any Right Certificate or certificate for the Common Shares or for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons.

         20. Merger or Consolidation or Change of Rights Agent. (a) Any corporation into which the Rights Agent or any successor Rights Agent may be merged with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any corporation succeeding to the stock transfer or corporate trust business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Plan without the execution or filing of any paper or any further act on the part of any of the parties hereto provided that such corporation would be eligible for appointment as a successor Rights Agent under the provisions of Section 22. In case, at the time such successor Rights Agent shall succeed to the agency created by this Plan, any of the Right Certificates shall have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Right Certificates so countersigned; and, in case at that time any of the Right Certificates shall not have been countersigned, any successor Rights Agent may countersign such Right Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such Right Certificates shall have the full force provided in the Right Certificates and in this Plan.

                  (b) In case at any time the name of the Rights Agent shall be changed and at such time any of the Right Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Right Certificates so countersigned; and, in case at that time any of the Right Certificates shall not have been countersigned, the Rights Agent may countersign such Right Certificates either in its prior name or in its changed name; and in all such cases such right Certificates shall have the full force provided in the Right Certificates and in this Plan.

         21. Duties of Rights Agent. The Rights Agent undertakes the duties and obligations imposed by this Plan upon the following terms and conditions, by all of which the Company and the holders of Right Certificates (or, prior to the Distribution Date, of the Common Shares), by their acceptance thereof, shall be bound:

                  (a) The Rights Agent may consult with legal counsel (who may be legal counsel for the Company), and the opinion of such counsel shall be full and complete authorization and protection to the Rights Agent as to any action taken, suffered or omitted by it in good faith and in accordance with such opinion.

                  (b) Whenever in the performance of its duties under this Plan the Rights Agent shall deem it necessary or desirable that any fact or matter (including, without limitation, the identify of any Acquiring Person) be proved or established by the Company prior to taking, refraining from taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by an authorized executive officer of the Company and delivered to the Rights Agent; and such certificate shall be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Plan in reliance upon such certificate.

                  (c) The Rights Agent shall be liable hereunder only for its own negligence, bad faith or willful misconduct.

                  (d) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Plan or in the Right Certificates (except as to its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

                  (e) The Rights Agent shall not be under any responsibility in respect of the validity of this Plan or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the validity or execution of any Right Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Plan or in any Right Certificate; nor shall it be responsible for any adjustment required under the provisions of
Section 11 or 12 or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights evidenced by Right Certificates after actual notice of any such adjustment); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Preferred Shares or Common Shares to be issued pursuant to this Plan or any Right Certificate or as to whether any Preferred Shares or Common Shares will, when so issued, be validly authorized and issued, fully paid and nonassessable.

                  (f) The Company agrees that it shall perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Plan.

                  (g) The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any authorized executive officer of the Company, in connection with its duties and it shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer.

                  (h) The Rights Agent and any stockholder, director, officer or employee of the Rights Agent may buy, sell or deal in any of the Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not the Rights Agent under this Plan. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other legal entity.

                  (i) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct provided reasonable care was exercised in the selection and continued employment thereof.

                  (j) The Company agrees to indemnify and hold the Rights Agent harmless against any loss, liability, damage or expense (including reasonable fees and expenses of legal counsel) which the Rights Agent may incur resulting from its actions as Rights Agent pursuant to this Plan provided that the Rights Agent shall not be indemnified or held harmless with respect to any such loss, liability, damage or expense incurred by the Rights Agent as a result of, or arising out of, its own negligence, bad faith or willful misconduct. In no case shall the Company be liable with respect to any action, proceeding, suit or claim against the Rights Agent unless the Rights Agent shall have notified the Company, by letter or by facsimile confirmed by letter, of the assertion of any action, proceeding, suit or claim against the Rights Agent, promptly after the Rights Agent shall have notice of any such assertion of an action, proceeding, suit or claim or have been served with the summons or other first legal process giving information as to the nature and basis of the action, proceeding, suit or claim. The Company shall be entitled to participate at its own expense in the defense of any such action, proceeding, suit or claim, and, if the Company so elects, the Company shall assume the defense of any such action, proceeding, suit or claim. In the event that the Company assumes such defense, the Company shall not thereafter be liable for the fees and expenses of any additional counsel retained by the Rights Agent, so long as the Company shall retain counsel satisfactory to the Rights Agent, in the exercise of its reasonable judgment, to defend such action, proceeding, suit or claim. The Rights Agent agrees not to settle any litigation in connection with any action, proceeding, suit or claim with respect to which it may seek indemnification from the Company without the prior written consent of the Company.

         22. Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Plan upon 30 days' notice in writing mailed to the Company and to each transfer agent of the Common Shares and the Preferred Shares by registered or certified mail, and to the holders of the Right Certificates (or, prior to the Distribution Date, of the Common Shares) by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon 30 days' notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Shares and the Preferred Shares by registered or certified mail, and to the holders of the Right Certificates (or, prior to the Distribution Date, of the Common Shares) by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate (or, prior to the Distribution Date, of the Common Shares) (who shall, with such notice, submit his Right Certificate or, prior to the Distribution Date, the certificate representing his Common Shares, for inspection by the Company), then the registered holder of any Right Certificate (or, prior to the Distribution Date, of the Common Shares) may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States in good standing, having a principal office in the State of New York or New Jersey, which is authorized under such laws to exercise stock transfer or corporate trust powers and is subject to supervision or examination by Federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $10 million provided that the principal transfer agent for the Common Shares shall in any event be qualified to be the Rights Agent. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Shares and the Preferred Shares, and mail a notice thereof in writing to the registered holders of the Right Certificates (or, prior to the Distribution Date, of the Common Shares). Failure to give any notice provided for in this Section 22, however, or any defect therein shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

         23. Issuance of Additional Rights and Right Certificates. Notwithstanding any provisions of this Plan or of the Rights to the contrary, the Company may issue new Right Certificates evidencing Rights in such form as may be approved by the Board to reflect any adjustment or change made in accordance with this Plan. In addition, in connection with the issuance or sale of Common Shares following the Distribution Date and prior to the earlier of the Redemption Date and Expiration Date, the Company (a) shall, with respect to Common Shares so issued or sold pursuant to the exercise of stock options or under any employee plan or arrangement or upon the exercise, conversion or exchange of securities, notes or debentures issued by the Company and (b) may, in any other case, if deemed appropriate by the Board, issue Right Certificates representing the appropriate number of Rights in connection with such issuance or sale provided, that (x) no such Right Certificate shall be issued if, and to the extent that, the Company shall be advised by counsel that such issuance would create a significant risk of material adverse tax consequences to the Company or the Person to whom such Right Certificate would be issued and (y) no such Right Certificate shall be issued if, and to the extent that, appropriate adjustment shall otherwise have been made in lieu of the issuance thereof.

         24. Redemption and Termination. (a) The Board may, at its option, at any time prior to the earlier of (i) 20 days after such time as a Person becomes an Acquiring Person and (ii) the Expiration Date, order the redemption of all the then outstanding Rights at the Redemption Price (the date of such redemption being the "Redemption Date"). The Company may pay the Redemption Price either in cash, Common Shares or any other form of consideration deemed appropriate by the Board. The redemption of the Rights may be effective at such time, on such basis and with such conditions as the Board may establish.

                  (b) Immediately upon the action of the Board ordering the redemption of the Rights, and without any further action and without any notice, the right to exercise the Rights shall terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price. Within a reasonable time following the redemption, the Company shall give notice of such redemption to the holders of the then outstanding Rights. Each such notice of redemption shall state the method by which payment of the Redemption Price shall be made. The notice, if mailed in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not the holder of Rights receives such notice. In any case, failure to give such notice by mail, or any defect in the notice, to any particular holder of Rights shall not affect the sufficiency of the notice to other holders of Rights.

         25. Notices. Notices or demands authorized by this Plan to be given or made by the Company, the Rights Agent or the holder of a Right Certificate (or, prior to the Distribution Date, of the Common Shares) to or on the other party shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed as follows:

             if to the Company:

             Ariel Corporation
             Attn:  Chief Executive Officer
             2540 Route 130
             Cranbury, New Jersey 08512

             with a copy to:

             Friedman Siegelbaum LLP
             Seven Becker Farm Road
             Roseland, New Jersey  07068
             Attn:  Joseph R. Siegelbaum, Esq.

             if to the Rights Agent:

             Continental Stock Transfer and Trust Co.
             2 Broadway
             New York, New York  10004
             Attn:  William Seegraber

             and if to a Rights holder:

             to the address set forth on the registry or such other address as may be given to the Company or Rights Agent by means of notice set forth above.

         26. Supplements and Amendments. At any time prior to the Distribution Date and subject to the last sentence of this Section 26, the Company may, and the Rights Agent shall if the Company so directs, supplement or amend this Plan without the approval of any holder of the Rights. From and after the Distribution Date and subject to applicable law, the Company may amend this Plan without the approval of any holders of Right Certificates (a) to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision of this Plan or (b) to make any other provisions in regard to matters or questions arising hereunder that the Company may deem necessary or desirable and that does not adversely affect the interests of the holders of Right Certificates (other than an Acquiring Person or an Affiliate of an Acquiring Person). Any supplement or amendment adopted during any period after any Person has become an Acquiring Person but prior to the Distribution Date shall be null and void unless such supplement or amendment could have been adopted under the prior sentence from and after the Distribution Date. Any supplement or amendment to this Plan duly approved by the Company that does not amend Sections 19, 20, 21 or 22 in a manner adverse to the Rights Agent shall become effective immediately upon such approval. Notwithstanding anything to the contrary contained in this Plan, no supplement or amendment to this Plan shall be made which reduces the Redemption Price (except as required by Section 12(a)).

         27. Successors. All the covenants and provisions of this Plan by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

         28. Benefits of Plan; Determinations and Actions by the Board, Etc. (a) Nothing in this Plan shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, of the Common Shares) any legal or equitable right, remedy or claim under this Plan, but rather this Plan shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, of the Common Shares).

                  (b) Except as otherwise provided in this Plan, the Board shall have the exclusive power and authority to administer this Plan and to exercise all rights and powers specifically granted to the Board or to the Company, or as may be necessary or advisable in the administration of this Plan, including, without limitation, the right and power to (i) interpret this Plan and (ii) make all determinations deemed necessary or advisable for the administration of this Plan (including, without limitation, a determination to redeem or not redeem the Rights or to amend this Plan and a determination of whether an offer constitutes a Qualifying Offer and whether there is an Acquiring Person).

                  (c) Nothing contained in this Plan shall be deemed to be in derogation of the obligation of the Board to exercise its fiduciary duty. Without limiting the foregoing, nothing contained herein shall be construed to suggest or imply that the Board shall not be entitled to reject any Qualifying Offer or any other tender offer, or to recommend that holders of Common Shares reject any Qualifying Offer or any other tender offer, or to take any other action (including, without limitation, the commencement, prosecution, defense or settlement of any litigation and the submission of additional or alternative offers or other proposals) with respect to any Qualifying Offer or any other tender offer that the Board believes is necessary or appropriate in the exercise of such fiduciary duty.

         29. Severability. If any term, provision, covenant or restriction of this Plan is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         30. Governing Law. This Plan and each right issued hereunder shall be governed by and construed in accordance with the law of the State of Delaware (without reference to rules of conflicts of laws).

         31. Descriptive Headings. Descriptive headings of the several Sections of this Plan are inserted for convenience only and shall not control or affect the meaning or construction of any provision of this Plan.

         IN WITNESS WHEREOF, the undersigned has caused this Plan to be duly executed as of the day and year first above written.



                                            ARIEL CORPORATION



                                       BY:  /s/ Anthony Agnello
                                            ----------------------------------
                                            ANTHONY AGNELLO
                                            Chief Executive Officer and
                                            Chairman of the Board

Agreed to and accepted on this 13th day of October, 1998, by:

CONTINENTAL STOCK TRANSFER
      AND TRUST CO., as Rights Agent


By: /s/ Roger Bernhammer
    --------------------------------
    Roger Bernhammer

                                    EXHIBIT A

           CERTIFICATE OF THE VOTING POWERS, DESIGNATIONS, PREFERENCES
             AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL
                     RIGHTS, AND QUALIFICATIONS, LIMITATIONS
                      OR RESTRICTIONS THEREOF, OF SERIES A
                                 PREFERRED STOCK
                                       OF
                                ARIEL CORPORATION

             Pursuant to Section 151 of the General Corporation Law
                      of the State of Delaware (the "DGCL")

         Ariel Corporation, a Delaware corporation (the "Company"), certifies that the following resolutions were duly adopted by action of the Board of Directors of the Company (the "Board") at a meeting duly held on September 28, 1998.

         RESOLVED that pursuant to the authority granted to and vested in the Board by the Certificate of Incorporation of the Company (the "Certificate of Incorporation") and Section 151(g) of the DGCL, the Board hereby creates, from the authorized shares of Preferred Stock, par value $.001 per share ("Preferred Stock"), of the Company authorized to be issued pursuant to the Certificate of Incorporation, a series of Preferred Stock, and hereby fixes the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series as follows:

         1. Designation and Number of Shares. The shares of such series shall be designated as "Series A Preferred Stock" ("Series A Shares"). The number of shares initially constituting the Series A Shares shall be 200,000 provided, that if more than such number of Series A Shares shall be issuable upon the exercise of rights (the "Rights") issued pursuant to the Plan dated as of October 9, 1998, the Board, pursuant to Section 151(g) of the DGCL, shall direct by resolution or resolutions that a certificate be properly executed, acknowledged, filed and recorded, in accordance with Section 103 thereof providing for the number of Series A Shares authorized to be issued to be increased (to the extent that the Certificate of Incorporation then permits) to the largest whole number of shares (rounded up to the nearest whole number) issuable upon exercise of such Rights.

         2. Dividends or Distributions. (a) Subject to the rights of the holders of shares of any other series of Preferred Stock or other class of capital stock of the Company ranking superior to Series A Shares with respect to dividends, the holders of shares of Series A Shares shall be entitled to receive, when, as and if declared by the Board, out of the assets of the Company legally available therefor, (1) quarterly dividends payable in cash on the last day of each fiscal quarter in each year, or such other dates as the Board shall approve (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or a fraction of the Series A Shares, in the amount of $1.00 per share (rounded to the nearest cent) less down to zero the amount of cash dividends declared on the Series A Shares pursuant to the following clause (2) since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of Series A Shares and (2) dividends payable in cash on the payment date for each cash dividend declared on the common stock, par value $.001 per share ("Common Stock"), of the Company in an amount per whole share (rounded to the nearest cent) equal to the Formula Number (as hereinafter defined) then in effect times the cash dividends then to be paid on each share of Common Stock. In addition, if the Company pays any dividend or makes any distribution on the Common Stock payable in assets, securities or other forms of noncash consideration (other than dividends or distributions solely in shares of Common Stock) the Company shall simultaneously pay or make on each outstanding Series A Share a dividend or distribution in like kind equal to the Formula Number then in effect times such dividend or distribution on each share of the Common Stock. As used herein, the "Formula Number" shall be 100, provided, that if the Company shall (i) declare or pay any dividend on the Common Stock payable in shares of Common Stock or make any distribution on the Common Stock in shares of Common Stock,
(ii) subdivide (by a stock split or otherwise) the outstanding shares of Common Stock into a larger number of shares of Common Stock or (iii) combine (by a reverse stock split or otherwise) the outstanding shares of Common Stock into a smaller number of shares of Common Stock, the Formula Number shall be adjusted to a number determined by multiplying the Formula Number in effect immediately prior to such event by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such event (and rounding the result to the nearest whole number); and provided further, that, if at any time after the date of this Certificate, the Company shall issue any shares of its capital stock in a merger, reclassification, or change of the outstanding shares of Common Stock, then in each such event the Formula Number shall be appropriately adjusted to reflect such merger, reclassification or change so that each Series A Share continues to be the economic equivalent of a Formula Number of shares of Common Stock prior to such merger, reclassification or change.

                  (b) The Company shall declare a dividend or distribution on the Series A Shares as provided in Section 2(a) immediately prior to or at the same time it declares a dividend or distribution on the Common Stock (other than a dividend or distribution solely in shares of Common Stock) provided that if no dividend or distribution (other than a dividend or distribution in shares of Common Stock) is declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $.01 per share on the Series A Shares shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date. The Board may fix a record date for the determination of holders of Series A Shares entitled to receive a dividend or distribution declared thereon, which record date shall be the same as the record date for any corresponding dividend or distribution on the Common Stock.

                  (c) Dividends shall begin to accrue and be cumulative on outstanding Series A Shares from and after the Quarterly Dividend Payment Date next preceding the date of original issue of such Series A Shares provided that dividends on such shares that are originally issued after the record date for the determination of holders of Series A Shares entitled to receive a quarterly dividend and on or prior to the next succeeding Quarterly Dividend Payment Date shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date, provided further that dividends on Series A Shares originally issued prior to the record date for the determination of holders of Series A Shares entitled to receive a quarterly dividend on the first Quarterly Dividend Payment Date shall be calculated as if cumulative from the last day of the fiscal quarter next preceding the date of original issuance of such Shares. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series A Shares less than the dividends at the time accrued and payable on such Shares shall be allocated pro rata on a share-by-share basis among all such Shares at the time outstanding.

                  (d) So long as any Series A Shares are outstanding, no dividends or other distributions shall be declared, paid or distributed or set aside for payment or distribution, on the Common Stock unless the dividend required by this Section 2 to be declared on the Series A Shares has been declared.

                  (e) The holders of the Series A Shares shall not be entitled to receive any dividends or other distributions except as provided herein.

         3. Voting Rights. The holders of Series A Shares shall have the following voting rights:

                  (a) Each holder of Series A Shares shall be entitled to a number of votes equal to the Formula Number then in effect, for each Series A Share held of record on each matter on which holders of the Common Stock or stockholders generally are entitled to vote, multiplied by the maximum number of votes per share that any holder of the Common Stock then has with respect to such matter (assuming any holding period or other requirement to vote a greater number of shares is satisfied).

                  (b) Except as otherwise provided herein or by applicable law, the holders of Series A Shares and the holders of Common Stock shall vote together as one class for the election of directors and on all other matters submitted to a vote of stockholders.

                  (c) If, at the time of any annual meeting of stockholders for the election of directors, the equivalent of six quarterly dividends (whether or not consecutive) payable on the Series A Shares are in default, the number of directors constituting the Board shall be increased by two. In addition to voting together with the holders of Common Stock for the election of other directors, the holders of record of the Series A Shares, voting separately as a class to the exclusion of the holders of Common Stock, shall be entitled at such meeting (and at each subsequent annual meeting of stockholders), unless all such dividends in arrears have been paid or declared and set apart for payment prior thereto, to vote for the election of two directors, the holders of any Series A Shares being entitled to cast a number of votes per Series A Share equal to the Formula Number. Until the default in payments of all dividends that permitted the election of such two additional directors ceases to exist, any director so elected may be removed at any time, either with or without cause, only by the affirmative vote of the holders of the Series A Shares at the time entitled to cast a majority of the votes entitled to be cast for the election of such directors at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. If and when such default ceases to exist, the holders of the Series A Shares shall be divested of the foregoing special voting rights, subject to revestment upon a subsequent like default in payments of dividends. Upon the termination of the foregoing special voting rights, the terms of office of all persons elected directors pursuant to such special voting rights shall forthwith terminate, and the number of directors constituting the Board shall be reduced by two. The voting rights granted by this Section 3(c) shall be in addition to any other voting rights granted to the holders of the Series A Shares in this Section 3.

                  (d) Except as provided herein, in Section 11 or by applicable law, holders of Series A Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) to authorizing or taking any corporate action.

         4. Certain Restrictions. (a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Shares as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Series A Shares outstanding shall have been paid in full, the Company shall not:

                  (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Shares;

                  (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Shares, except dividends paid ratably on the Series A Shares and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                  (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Shares provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Company ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Shares; or

                  (iv) purchase or otherwise acquire for consideration any Series A Shares, or any shares of stock ranking on a parity with the Series A Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such Shares upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, determines in good faith shall result in fair and equitable treatment among the respective series or classes.

                  (b) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any capital stock of the Company unless the Company could pursuant to Section 4(a), purchase or otherwise acquire such shares at such time and in such manner.

         5. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, no distribution shall be made
(a) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Shares unless, prior thereto, the holders of Series A Shares shall have received an amount equal to the accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (x) $1.00 per whole share and (y) an aggregate amount per share equal to the Formula Number then in effect times the aggregate amount to be distributed per share to holders of Common Stock or (b) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Shares, except distributions made ratably on the Series A Shares and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

         6. Consolidation, Merger, Etc. In case the Company shall enter into any consolidation, merger, combination or other transaction in which the Common Stock are exchanged for or changed into other stock or securities, cash or any other property, the then outstanding Series A Shares shall at the same time be similarly exchanged or changed into an amount per share equal to the Formula Number then in effect times the aggregate amount of stock, securities, cash or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is exchanged or changed. In the case of conflict between Section 2 of this Section 6, the latter shall control.

         7. No Redemption; No Sinking Fund. (a) The Series A Shares shall not be subject to redemption by the Company or at the option of any holder of Series A Shares except as set forth in Section 5 of Article IV of the Certificate of Incorporation provided, that the Company may purchase or otherwise acquire outstanding Series A Shares in the open market or by offer to any holder or holders thereof.

                  (b) The Series A Shares shall not be subject to or entitled to the operation of a retirement or sinking fund.

         8. Ranking. The Series A Shares shall rank junior to all other series of Preferred Stock, unless the Board determines otherwise in determining the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions thereof.

         9. Fractional Shares. The Series A Shares shall be issuable upon exercise of the Rights issued pursuant to the Plan in whole shares or in any fraction of a share that is one one-hundredth (1/100th) of a share or any integral multiple of such fraction that shall entitle the holder, in proportion to such holder's fractional shares, to receive dividends, exercise voting rights, participate in distributions and to have the benefit of all other rights of holders of Series A Shares. In lieu of fractional shares, the Company, prior to the first issuance of a share or a fraction of a share of Series A Shares, may elect (a) to make a cash payment as provided in the Plan for fractions of a share other than one one-hundredth (1/100th) of a share or any integral multiple thereof or (b) to issue depository receipts evidencing such authorized fraction of a share of Series A Shares pursuant to an agreement between the Company and a depository selected by the Company if such agreement provides that the holders of such depository receipts shall have all the rights, privileges and preferences to which they are entitled as holders of the Series A Shares.

         10. Reacquired Shares. Any Series A Shares purchased or otherwise acquired by the Company shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their retirement become authorized but unissued Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board pursuant to Section 2 of Article IV of the Certificate of Incorporation.

         11. Amendment. None of the powers, preferences and relative, participating, optional or other special rights of the Series A Shares as provided herein or in the Certificate of Incorporation shall be amended in any manner that would alter or change the powers, preferences, rights or privileges of the holders of Series A Shares so as to affect them adversely without the affirmative vote of the holders of at least 66-2/3% of the outstanding Series A Shares, voting as a separate class; provided, that no such amendment approved by the holders of at least 66-2/3% of the outstanding Series A Shares shall be deemed to apply to the powers, preferences, rights or privileges of any holder of Series A Shares originally issued upon exercise of the Rights after the time of such approval without the approval of such holder.

         IN WITNESS WHEREOF, Ariel Corporation has caused this Certificate to be duly executed on this ___ day of October, 1998.


                                             ARIEL CORPORATION



                                             BY: _________________________
                                                 ANTHONY AGNELLO
                                                 Chief Executive Officer and
                                                 Chairman of the Board

                                    EXHIBIT B

                           [Form of Right Certificate]

Certificate No. [R]-
                               ___________ Rights

             NOT EXERCISABLE AFTER OCTOBER 9, 2008, OR EARLIER IF REDEEMED BY THE COMPANY. THE RIGHTS ARE SUBJECT TO REDEMPTION, AT THE OPTION OF THE COMPANY, AT $.01 PER RIGHT, ON THE TERMS SET FORTH IN THE PLAN. RIGHTS BENEFICIALLY OWNED BY AN ACQUIRING PERSON OR AN AFFILIATE OR ASSOCIATE OF AN ACQUIRING PERSON (AS SUCH TERMS ARE DEFINED IN THE PLAN ) AND BY ANY SUBSEQUENT HOLDER OF SUCH RIGHTS ARE NULL AND VOID AND NONTRANSFERABLE.

                     Right Certificate of Ariel Corporation

         This certifies that the above registered person, or registered assigns, is the owner of the number of Rights set forth above, each of which entitles the registered owner, subject to the Plan dated as of October 9, 1998 (the "Plan"), adopted by the Board of Directors ("Board") of Ariel Corporation, a Delaware corporation (the "Company"), unless the Rights evidenced hereby are redeemed by the Company, to purchase from the Company at any time after the Distribution Date (as defined in the Plan ) and prior to 5:00 p.m., New York City time, on October 9, 2008 (the "Expiration Date"), at the principal office of the Rights Agent one one-hundredth of a fully paid, nonassessable share of Series A Preferred Stock par value $.001 per share, of the Company (the "Series A Shares"), at a purchase price per one one-hundredth of a share equal to $25 (the "Purchase Price") payable in cash, upon presentation and surrender of this Right Certificate with the form of election to purchase attached hereto duly executed. The Purchase Price and the number and kind of shares that may be purchased upon exercise of each Right evidenced by this Right Certificate, as set forth above, are the Purchase Price and the number and kind of shares which may be so purchased as of the date of filing of the Certificate of Designation with the Secretary of State of Delaware, October 9, 1998. As provided in the Plan, the Purchase Price and the number and kind of shares that may be purchased upon the exercise of each Right evidenced by this Right Certificate are subject to modification and adjustment upon the happening of certain events.

         If the Rights evidenced by this Right Certificate are at any time Beneficially Owned by an Acquiring Person or an Affiliate of an Acquiring Person (as such terms are defined in the Plan), such Rights shall be null and void and nontransferable and the holder of any such Right (including any purported transferee or subsequent holder) shall not have any right to exercise or transfer any such Right.

         This Right Certificate is subject to the Plan, which is incorporated herein by reference and made a part hereof and to which reference to the Plan is hereby made for a full description of the respective rights, limitations of rights, obligations, duties and immunities hereunder of the Company, the Rights Agent and the holders of the Right Certificates. Copies of the Plan are on file at the principal office of the Rights Agent and are available from the Company upon written request.

         This Right Certificate, with or without other Right Certificates, upon surrender at the principal office of the Rights Agent, may be exchanged for another Right Certificate or Right Certificates of like tenor and date evidencing Rights entitling the holder to purchase a like aggregate number and kind of shares as the Rights evidenced by the Right Certificate or Right Certificates surrendered shall have entitled such holder to purchase. If this Right Certificate is exercised in part, the holder shall be entitled to receive upon surrender hereof another Right Certificate or Right Certificates for the number of whole Rights not exercised.

         Subject to the Plan, the Rights evidenced by this Right Certificate may be redeemed by the Company at its option at a redemption price (in cash or Common Stock or other securities of the Company deemed by the Board to be at least equivalent in value) of $.01 per Right (which amount shall be subject to adjustment as provided in the Plan ) at any time prior to the earlier of (a) such time as a Person becomes an Acquiring Person and (b) the Expiration Date provided, that, for the 120-day period after any date of a change (resulting from a proxy or consent solicitation) of a majority of the Board in office at the commencement of such solicitation, the Rights may only be redeemed if (i) there are directors then in office who were in office at the commencement of such solicitation and (ii) the Board, with the concurrence of a majority of such directors then in office, determines that such redemption is, in their judgment, in the best interests of the Company and its stockholders.

         The Company may, but shall not be required to, issue fractions of Series A Shares or distribute certificates that evidence fractions of Series A Shares upon the exercise of any Right or Rights evidenced hereby. In lieu of issuing fractional shares, the Company may elect to make a cash payment as provided in the Plan for fractions of a share other than one one-hundredth of a share or any integral multiple thereof or to issue certificates or utilize a depository arrangement as provided in the Plan and the designation covering the shares.

         No holder of this Right Certificate shall be entitled to vote or receive dividends or be deemed for any purpose the holder of the Series A Shares or of any other securities of the Company which may at any time be issuable on the exercise hereof, nor shall anything contained in the Plan or herein be construed to confer upon the holder hereof, as such, any of the rights of a stockholder of the Company, including any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in the Plan), or to receive dividends or other distributions or subscription rights, or otherwise, until the

Right or Rights evidenced by this Right Certificate are exercised as provided in accordance with the Plan.

         This Right Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

         IN WITNESS WHEREOF, Ariel Corporation has caused this Certificate to be signed on the date set forth below.

Dated as of:  _____________________, _________

                                                ARIEL CORPORATION



                                                BY: _________________________
                                                    ANTHONY AGNELLO
                                                    Chief Executive Officer and
                                                    Chairman of the Board

Countersigned on this __ day of ________, _____ by:

CONTINENTAL STOCK TRANSFER
      AND TRUST CO., as Rights Agent



By:_____________________________
   Name:
   Title:

                     [On Reverse Side of Right Certificate]

                          FORM OF ELECTION TO PURCHASE

                   (To be executed by the registered holder if such holder desires to exercise the Rights represented by this Right Certificate.)

To Ariel Corporation:

         The undersigned hereby irrevocably elects to exercise __________ Rights represented by this Right Certificate to purchase the Series A Shares (or other shares) issuable upon the exercise of such Rights and requests that certificates for such shares be issued in the name of:

Please insert social security
or other identifying number


                         (Please print name and address)


         If such number of Rights is less than the Rights evidenced by this Right Certificate, a new Right Certificate for the balance remaining of such Rights shall be registered in the name of and delivered to:

Please insert social security
or other identifying number

                         (Please print name and address)

Dated: ___________________, ________


                             Signature _______________________________________


Signature Guaranteed:

                                     NOTICE

The signature on the foregoing Form of Election to Purchase must correspond to the name as written upon the face of this Right Certificate in every particular, without alteration or enlargement or any change whatsoever.

                                    EXHIBIT C
                                    ---------

           UNDER CERTAIN CIRCUMSTANCES, AS SET FORTH IN THE RIGHTS PLAN, A RIGHT OWNED BY OR TRANSFERRED TO ANY PERSON WHO IS OR BECOMES AN ACQUIRING PERSON (AS DEFINED IN THE RIGHTS PLAN) AND CERTAIN TRANSFEREES THEREOF WILL BECOME NULL AND VOID

                          SUMMARY OF RIGHTS TO PURCHASE
                          SHARES OF PREFERRED STOCK OF
                                ARIEL CORPORATION

         The Board of Directors of Ariel Corporation (the "Company") declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock, par value $.001 per share, of the Company (the "Common Stock"). The dividend is payable to the stockholders of record on October 9, 1998 (the "Effective Date"). Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Preferred Stock, par value $.001 per share, of the Company (the "Preferred Stock") at a price of $25 per one one-hundredth of a share of Preferred Stock (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Plan dated as of October 9, 1998, as the same may be amended from time to time (the "Rights Plan"). Continental Stock Transfer and Trust Co. will serve as the "Rights Agent."

         Until the earlier of (i) such time as the Company learns that a person or group of affiliated or associated persons (with certain exceptions, an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock or (ii) the close of business on the date designated by the Board of Directors following the commencement, or public disclosure, of an intent to commence a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Stock certificates outstanding as of the Effective Date, by such Common Stock certificate and will be transferable only in connection with the transfer of Common Stock.

         Until the Distribution Date (or earlier expiration of the Rights), the surrender for transfer of any certificates for shares of Common Stock outstanding as of the Effective Date, even without such notation or a copy of this Summary of Rights, will also constitute the transfer of the Rights associated with the shares of Common Stock represented by such certificate. Until the Distribution Date (or earlier expiration of the Rights) new Common Stock certificates issued after the Effective Date will contain a notation incorporating the Rights Plan by reference. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the

Distribution Date and such separate Right Certificates alone will evidence the Rights.

         The Rights are not exercisable until the Distribution Date. The Rights will expire on October 9, 2008 (the "Expiration Date"), unless the Expiration Date is advanced or extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case as described below.

         The Purchase Price payable, and the number of shares of Preferred Stock or other securities or property issuable, upon exercise of the Rights is subject to adjustment from time to time to prevent dilution in the event there is a change in the Common Stock or Preferred Stock, whether by reason of a stock dividend, stock split, recapitalization, merger, consolidation, combination or exchange of securities, split-up, split-off, spin-off, liquidation or other similar changes in capitalization, any distribution or issuance of cash, assets, evidence of indebtedness or subscription rights, options or warrants to holders of Common Stock or Preferred Stock.

         Shares of Preferred Stock purchasable upon exercise of the Rights will not be redeemable by election of holders. Each share of Preferred Stock will be entitled, when, as and if declared by the Board of Directors, to a minimum preferential quarterly dividend payment of $1 per share, but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Common Stock. In the event of liquidation, dissolution or winding up of the Company, the holders of the Preferred Stock will be entitled to a minimum preferential payment of $1 per share (plus any accrued but unpaid dividends) and will be entitled to an aggregate payment of 100 times the payment made per share of Common Stock. Each share of Preferred Stock will have 100 votes, voting together with the Common Stock and not as a separate class. Finally, in the event of any consolidation, merger or other transaction in which outstanding shares of Common Stock are converted or exchanged, each share of Preferred Stock will be entitled to receive 100 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

         Because of the nature of the Preferred Stock dividend, liquidation and voting rights, the value of the one one-hundredth interest in a share of Preferred Stock purchasable upon exercise of each Right is intended to approximate the value of one share of Common Stock.

         In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Right, for the Purchase Price, that number of one one-hundredths (1/100ths) of a Preferred Share equivalent to the number of Common Shares that at the time of such event would have a market value of twice the Purchase Price.

         In the event that, after a person or group has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, the Rights Plan provides that each holder of a Right (other than Rights beneficially owned by an Acquiring Person which will have become void) will thereafter have the right to receive upon the exercise of a Right that number of shares of common stock of the person with whom the Company has engaged in the foregoing transaction (or its parent) that at the time of such transaction have a market value of two times the exercise price of the Right. If the Company is so acquired by an Acquiring Person or an associate or affiliate of an Acquiring Person that is not a publicly traded entity, each Right will entitle its holder with certain exceptions to purchase, for the Purchase Price, at such holder's option, (i) that number of shares of the surviving corporation in the transaction with such entity (which surviving corporation could be the Company) that at the time of the transaction would have a book value of twice the Purchase Price, (ii) that number of shares of such entity that at the time of the transaction would have a book value of twice the Purchase Price or (iii) if such entity has an affiliate that has publicly traded common shares, that number of common shares of such affiliate that at the time of the transaction would have a market value of twice the Purchase Price.

         At any time after any person or group becomes an Acquiring Person and prior to the earlier of one of the events described in the previous paragraph, that is, merger, combination or sale of assets, or the acquisition by such Acquiring Person of 50% or more of the outstanding shares of Common Stock, the Board of Directors may exchange the Rights (other than Rights owned by such Acquiring Person which will have become void), in whole or in part, for shares of Common Stock or Preferred Stock (or a series of the Company's preferred stock having equivalent rights, preferences and privileges), at an exchange ratio of one share of Common Stock, or a fractional share of Preferred Stock (or other preferred stock) equivalent in value thereto, per Right.

         The Company may issue fractions of Rights or distribute Right Certificates evidencing fractional Rights or in lieu thereof pay registered holders an amount in cash based on the current market price of the Preferred Stock or the Common Stock.

         At any time prior to the time any person or group becomes an Acquiring Person, the Board of Directors may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"), payable in cash, Common Stock or such other form of consideration deemed appropriate by the Board of Directors. The redemption of the Rights may be effective at such time, on such basis and with such conditions as the Board of Directors may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

         Prior to the Distribution Date, the Company may, except with respect to the Redemption Price, amend the Rights Plan in any manner. After the Distribution Date, the Company may, except with respect to the Redemption Price, amend the Rights Plan in any manner that does not adversely affect the interests of holders of the Rights.

         Until a Right is exercised or exchanged, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

         A copy of the Rights Plan has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A dated October 21, 1998. A copy of the Rights Plan is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Plan, as the same may be amended from time to time, which is hereby incorporated herein by reference.